Filed pursuant to Rule 433
August 18, 2008
Relating to
Preliminary Prospectus Supplement dated August 18, 2008 to
Prospectus dated October 3, 2007
Registration Statement No. 333-146483-02
Duke Energy Indiana, Inc.
$500,000,000 First Mortgage Bonds, Series LLL, 6.35%, due August 15, 2038
Pricing Term Sheet

Issuer:	Duke Energy Indiana, Inc.
Ratings (Moody’s/ S&P)*:	A3/A (stable/stable)
Settlement:	August 21, 2008; T+3
Interest Payment Dates:	February 15 and August 15, commencing February 15, 2009
Security Description:	First Mortgage Bonds, Series LLL, 6.35%, due August 15, 2038
Principal Amount:	$500,000,000
Maturity:	August 15, 2038
Coupon:	6.35%
Benchmark Treasury:	4.375% due February 15, 2038
Benchmark Treasury Yield:	4.444%
Spread to Benchmark Treasury:	+193 bps
Yield to Maturity:	6.374%
Initial Price to Public:	99.682% per Bond
Redemption Provisions Make-Whole Call:	T + 35 bps
CUSIP:	263901 AA8
ISIN:	US263901AA85
Book-Running Managers:	Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated UBS Securities LLC
Co-Managers:	Blaylock Robert Van, LLC
BNP Paribas Securities Corp.
BNY Mellon Capital Markets, LLC
KeyBanc Capital Markets Inc.
Mitsubishi UFJ Securities International plc
SunTrust Robinson Humphrey, Inc.
Wells Fargo Securities, LLC.
The Williams Capital Group, L.P.

*Security ratings are not recommendations to buy, sell or hold securities. The ratings are subject to change or withdrawal at any time by the respective credit rating agencies.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. at (800) 503-4611, Merrill Lynch, Pierce, Fenner & Smith Incorporated at (866) 500-5408 or UBS Securities LLC at (877) 827-6444 (ext. 561-3884).